EXHIBIT 99.1

Exide Technologies Reports Operating Income Up 36% for Its Fiscal 2011 Third Quarter

MILTON, Ga., Feb. 7, 2011 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2011 third quarter financial results for the period ended December 31, 2010.

Highlights of Fiscal 2011 Third Quarter and Year-to-Date Results:

  Net sales for the fiscal 2011 third quarter of $800.3 million compared to $746.5 million in the prior year quarter on estimated 4.5% higher unit volumes;
  Fiscal 2011 third quarter operating income was $49.7 million compared to operating income of $36.6 million in the fiscal 2010 third quarter;
  Net income in the current year period was $31.2 million or $0.38 per diluted share as compared to the prior year period net income of $9.8 million or $0.12 per diluted share; and
  Adjusted net income for the fiscal 2011 third quarter was $27.4 million or $0.33 per share as compared to adjusted net income of $18.2 million or $0.23 per share in the fiscal 2010 comparative period.

Jim Bolch, President and Chief Executive Officer said, "We are pleased with the continuing improvement in our overall performance with operating income in the most recent three month period increasing 36% compared to the prior year quarter in spite of increased commodity costs and unfavorable foreign currency translation."

Consolidated Results

Fiscal 2011 third quarter consolidated net sales were $800.3 million as compared to net sales of $746.5 million in the fiscal 2010 third quarter. Net sales in the fiscal 2011 period were positively impacted by price increases of $28.4 million resulting from lead escalator agreements, and overall higher unit volumes of $51.2 million. These increases were partially offset by the negative impact of foreign currency translation of ($25.8 million). The increase in unit sales over the fiscal 2010 third quarter is driven by increased aftermarket sales in Transportation Europe and Rest of World and overall increased sales in the global Motive Power and Network Power channels.

Consolidated net income for the fiscal 2011 third quarter was $31.2 million, or $0.38 per diluted share, compared to net income for the fiscal 2010 third quarter of $9.8 million, or $0.12 per diluted share. Results for the fiscal 2011 third quarter were primarily impacted by the following items:

  Restructuring and related asset impairment charges of $2.5 million or ($0.03) per share ($4.1 million pre-tax) compared to $10.7 million or ($0.13) per share ($11.6 million pre-tax) in the third quarter of the prior fiscal year.
  Currency remeasurement gain in the amount of $3.1 million or $0.04 per share ($4.3 million pre-tax), compared to a gain of $0.9 million or $0.01 per share ($0.3 million pre-tax) in the fiscal 2010 third quarter.
  The tax provision was positively impacted by $3.7 million or $0.05 per share due to valuation allowance decreases compared to the positive impact of valuation allowance decreases of $1.0 million or $0.01 per share in the fiscal 2010 third quarter.

Excluding the impact of the above described items, adjusted net income for the fiscal 2011 third quarter was $27.4 million or $0.33 per share. This compares with adjusted net income for the comparable prior year period of $18.2 million or $0.23 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income and adjusted net income per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2011 third quarter increased approximately 5% to $77.2 million from $73.8 million in the prior fiscal year third quarter. Adjusted EBITDA was unfavorably impacted by foreign currency translation of $2.5 million due to a weaker Euro along with approximately $11 million due to under-recovered lead costs given the rapid increase in lead prices during the quarter. Gross profit for the fiscal 2011 third quarter increased approximately 4.7% to $165.6 million compared to $158.2 million in the prior fiscal year third quarter with the current period unfavorably impacted by $4.0 million due to foreign currency translation.

Selling and administrative expenses for the fiscal 2011 third quarter were $111.9 million versus the comparable prior year period of $110.0 million. Foreign currency translation favorably impacted these operating expenses by $2.2 million. After adjusting for foreign currency translation, the increase in expenses resulted from volume related costs on higher sales as well as the timing of both annual and long-term incentive plan charges and executive transition costs in fiscal year 2011.

Fiscal 2011 Nine Month Consolidated Results

Net sales for the first nine months of fiscal 2011 aggregated $2.1 billion as compared with $2.0 billion for the prior fiscal year period, an increase of approximately 7%. Net sales in the fiscal 2011 period were positively impacted by price increases estimated at $130.9 million due to approximately 11% higher average lead prices period over period and overall higher unit volumes, partially offset by unfavorable foreign currency translation of ($58.7 million).

The Company reported net income for the nine months ended December 31, 2010 of $40.1 million or $0.50 per diluted share as compared to a net loss of $52.2 million or ($0.69) per share in the nine months ended December 31, 2009. The improvement in year-to-date net income was driven by significantly lower restructuring and impairment charges, higher gross profit, lower operating expenses and a significantly lower effective tax rate resulting principally from valuation allowance changes. Adjusted net income for the nine months ended December 31, 2010 was $45.0 million or $0.56 per share. This compares to adjusted net income of $11.0 million or $0.15 per share for the prior year nine month period.

Adjusted EBITDA for the nine months ended December 31, 2010 aggregated $172.5 million versus $142.6 million in the comparable prior year period. Operating income for the first nine months of fiscal 2011 amounted to $86.4 million versus $2.5 million in the comparable fiscal 2010 period. Lower restructuring costs and higher gross profit were the major drivers for the improvement.

As of December 31, 2010, the Company had cash and cash equivalents of $92.3 million and $124.3 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $89.6 million and $124.6 million availability under the revolving bank credit facility at March 31, 2010. The Company generated $22.9 million free cash flow for the nine months ended December 31, 2010 as compared to free cash flow of $23.7 million for the same period of fiscal 2010.

As previously disclosed, on January 25, 2011, the Company completed its private placement of $675 million of 8 5/8% Senior Secured Notes due 2018 and replaced its $200 million asset-based Revolving Credit Facility. The refinancing added approximately $76 million in cash to the balance sheet at closing.

Segment Information for the Three and Nine Months Ended December 31, 2010

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2011 third quarter were $522.9 million as compared to $487.3 million in the same period of fiscal 2010. Net sales were negatively impacted by unfavorable foreign currency translation of ($15.2 million). Net sales increased approximately 10.4% excluding the unfavorable foreign currency translation. Price increases resulting from lead escalator agreements positively impacted total Transportation net sales by $20.6 million in the fiscal 2011 third quarter as compared to the same period of fiscal 2010.

Fiscal 2011 third quarter aftermarket unit volume for Transportation Americas was approximately 4% lower as compared to the prior year third quarter with the OE channel units about flat as compared to the prior year period. Aftermarket unit volume for Transportation Europe & ROW was approximately 18% higher in the fiscal 2011 third quarter as compared to the prior fiscal year period while the OE channel was about 9% lower as compared to the prior year period.

Net sales for the first nine months of fiscal 2011 were $1.4 billion as compared to $1.3 billion for the same period of fiscal 2010 primarily due to higher unit volumes and price increases due to higher average lead prices, partially offset by unfavorable foreign currency translation.

Adjusted EBITDA for the combined Transportation segments was $59.1 million in the fiscal 2011 third quarter versus $61.2 million in the comparable fiscal 2010 period. Adjusted EBITDA for the first nine months of fiscal 2011 was $133.5 million versus $117.6 million for the comparable fiscal 2010 period.

Industrial Energy Segments

Fiscal 2011 third quarter total net sales for the Company's combined Industrial Energy segments were $277.4 million as compared to $259.2 million in the comparable fiscal 2010 period. Price increases resulting from lead escalator agreements positively impacted net sales by $7.8 million in the fiscal 2011 third quarter as compared to the same period of fiscal 2010. Improved volumes positively impacted net sales in both the Motive Power and Network Power channels in Industrial Energy Americas as well as the Motive Power channel in Industrial Energy Europe & ROW. Volumes in the Network Power channel for Industrial Energy Europe & ROW were essentially flat in the comparative quarter. The increase in net sales was partially offset by unfavorable foreign currency translation of ($10.6 million). Net sales for the first nine months of fiscal 2011 were $749.2 million as compared to $699.4 million for the same period of fiscal 2010. The increase is primarily due to improved volumes and price increases due to higher average lead prices, partially offset by unfavorable currency translation.

Adjusted EBITDA for the Industrial Energy segments in the fiscal 2011 third quarter totaled $26.6 million versus $16.1 million in the fiscal 2010 third quarter. This increase is due to increased sales volumes for motive power and network power products, and lower operating expenses. Adjusted EBITDA for the first nine months of fiscal 2011 was $59.6 million versus $41.7 million for the comparable fiscal 2010 period.

Looking Ahead

Bolch said, "Virtually all of our markets continue to show improving trends. We are also pleased with the customer wins we have announced recently, some of which will positively impact the fourth quarter. In spite of higher lead costs as we entered our fiscal fourth quarter, we anticipate Adjusted EBITDA for the final quarter of fiscal 2011 will exceed results for the prior year comparable period."

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the impact of the Company's restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. The Company's Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Net Income or Loss and Adjusted Earnings or Loss Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions.

The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, butnot in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Tuesday, February 8, 2011 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 37698470

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET February 8, 2011 to 11:59 p.m. ET February 22, 2011
Domestic dial-in: 800-642-1687
International dial-in: 706-645-9291
Passcode: 37698470

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company includes this cautionary statement for the express purpose of availing itself of the protection afforded by the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to the Company's restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers), which could adversely affect demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as impose significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations, and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or to fulfill later needs at budgeted costs, (xiii) general economic conditions (xiv) the Company's ability to successfully pass along increased material costs to the Company's customers, (xv) recently adopted U.S. lead emissions standards and the implementation of such standards, and (xvi) those risk factors described in the Company's fiscal 2010 Form 10-K filed on June 2, 2010.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$ 800,296	$ 746,472	$ 2,112,970	$ 1,971,141
Cost of sales	634,697	588,274	1,690,277	1,576,353
Gross profit	165,599	158,198	422,693	394,788

Selling and administrative expenses	111,866	110,011	318,734	328,429
Restructuring and impairments, net	4,081	11,624	17,524	63,895
Operating income	49,652	36,563	86,435	2,464

Other income, net	(3,480)	(1,248)	(2,111)	(16,949)
Interest expense, net	15,298	15,266	45,441	44,803

Income (loss) before income taxes	37,834	22,545	43,105	(25,390)
Income tax provision	6,613	12,524	2,800	26,526
Net income (loss)	31,221	10,021	40,305	(51,916)
Net income attributable to noncontrolling interests	11	249	181	275
Net income (loss) attributable to Exide Technologies	$ 31,210	$ 9,772	$ 40,124	$ (52,191)

Earnings (loss) per share
Basic	$ 0.41	$ 0.13	$ 0.52	$ (0.69)
Diluted	$ 0.38	$ 0.12	$ 0.50	$ (0.69)

Weighted average shares
Basic	76,675	76,028	76,508	75,923
Diluted	81,479	80,792	80,893	75,923

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per-share data)

	December 31, 2010	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 92,339	$ 89,558
Accounts receivable, net	504,369	488,942
Inventories, net	457,107	418,396
Prepaid expenses and other current assets	28,703	21,543
Deferred income taxes	28,019	24,386
Total current assets	1,110,537	1,042,825
Property, plant and equipment, net	591,172	603,160
Other assets:
Goodwill and intangibles, net	174,850	180,428
Deferred income taxes	90,814	85,613
Other noncurrent assets	38,477	44,200
	304,141	310,241
Total assets	$ 2,005,850	$ 1,956,226
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 7,857	$ 7,682
Current maturities of long-term debt	4,839	5,241
Accounts payable	364,314	333,532
Accrued expenses	256,754	267,374
Total current liabilities	633,764	613,829
Long-term debt	635,857	646,604
Noncurrent retirement obligations	218,083	221,248
Deferred income taxes	27,607	23,485
Other noncurrent liabilities	105,099	103,022
Total liabilities	1,620,410	1,608,188
STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 77,005 and 75,601 shares issued and outstanding	770	756
Additional paid-in capital	1,126,190	1,119,959
Accumulated deficit	(758,971)	(799,095)
Accumulated other comprehensive income	16,619	10,714
Total stockholders' equity attributable to Exide Technologies	384,608	332,334
Noncontrolling interests	832	15,704
Total stockholders' equity	385,440	348,038
Total liabilities and stockholders' equity	$ 2,005,850	$ 1,956,226

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Nine Months Ended
	December 31, 2010	December 31, 2009
Cash Flows From Operating Activities:
Net income (loss)	$ 40,305	$ (51,916)
Adjustments to reconcile net income (loss) to net cash provided by operating activities—
Depreciation and amortization	62,998	67,357
Unrealized gain on warrants	(168)	(538)
Asset sales / impairments, net	(856)	8,474
Deferred income taxes	(4,174)	9,297
Provision for doubtful accounts	(170)	4,165
Non-cash stock compensation	5,345	8,371
Amortization of deferred financing costs	3,711	3,760
Currency remeasurement gain	(4,036)	(17,158)
Changes in assets and liabilities —
Receivables	(16,650)	14,793
Inventories	(35,088)	7,127
Other current assets	(7,047)	2,620
Payables	28,838	43,195
Accrued expenses	(6,714)	(3,599)
Other noncurrent liabilities	(248)	(3,969)
Other, net	(1,352)	(10,501)
Net cash provided by operating activities	64,694	81,478

Cash Flows From Investing Activities:
Capital expenditures	(52,401)	(58,556)
Proceeds from sales of assets, net	10,635	805
Net cash used in investing activities	(41,766)	(57,751)

Cash Flows From Financing Activities:
Increase in short-term borrowings, net	1,106	1,514
Decrease in borrowings under Senior Secured Credit Facility	(8,302)	(2,266)
(Decrease) increase in other debt	(1,442)	7,480
Acquisition of noncontrolling interests / other	(14,924)	(1,651)
Net cash (used in) provided by financing activities	(23,562)	5,077

Effect of exchange rate changes on cash and cash equivalents	3,415	5,200

Net increase in cash and cash equivalents	2,781	34,004
Cash and cash equivalents, beginning of period	89,558	69,505
Cash and cash equivalents, end of period	$ 92,339	$ 103,509

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period --
Interest	$ 27,747	$ 27,754
Income taxes (net of refunds)	$ 7,153	$ 2,986
EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2010
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$20.2	$25.9	$7.6	$9.0	($31.5)	$31.2

Interest expense, net	--	--	--	--	15.3	15.3

Income tax provision	--	--	--	--	6.6	6.6

EBIT	20.2	25.9	7.6	9.0	(9.6)	53.1

Depreciation and amortization	6.9	4.9	2.8	5.0	1.8	21.4

Reorganization items, net	--	--	--	--	0.8	0.8

Restructuring and impairments, net	3.5	(1.5)	0.8	1.1	0.2	4.1

Currency remeasurement (gain) loss	(0.6)	(0.2)	0.1	--	(3.6)	(4.3)

Other, principally non cash stock compensation expense	(0.1)	0.1	0.1	0.1	1.9	2.1

Adjusted EBITDA	$ 29.9	$ 29.2	$ 11.4	$ 15.2	$ (8.5)	$ 77.2

FOR THE THREE MONTHS ENDED DECEMBER 31, 2009
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$26.7	$19.9	$4.9	($5.0)	($36.7)	$9.8

Interest expense, net	--	--	--	--	15.3	15.3

Income tax provision	--	--	--	--	12.5	12.5

EBIT	26.7	19.9	4.9	(5.0)	(8.9)	37.6

Depreciation and amortization	7.3	4.7	2.8	5.4	1.7	21.9

Reorganization items, net	--	--	--	--	0.4	0.4

Restructuring and impairments, net	1.3	2.1	0.1	8.0	0.1	11.6

Currency remeasurement (gain) loss	(0.8)	(0.1)	0.1	--	0.5	(0.3)

Noncontrolling interest	--	--	--	--	0.3	0.3

Unrealized gain on revaluation of warrants	--	--	--	--	(0.7)	(0.7)

Other, principally non cash stock compensation expense	--	0.1	(0.1)	(0.1)	3.1	3.0

Adjusted EBITDA	$ 34.5	$ 26.7	$ 7.8	$ 8.3	$ (3.5)	$ 73.8

EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE NINE MONTHS ENDED DECEMBER 30, 2010
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$47.6	$45.6	$18.5	$7.5	($79.1)	$40.1

Interest expense, net	--	--	--	--	45.4	45.4

Income tax provision	--	--	--	--	2.8	2.8

EBIT	47.6	45.6	18.5	7.5	(30.9)	88.3

Depreciation and amortization	20.6	14.3	8.5	14.3	5.3	63.0

Reorganization items, net	--	--	--	--	2.3	2.3

Restructuring and impairments, net	5.3	0.9	1.0	9.6	0.7	17.5

Currency remeasurement gain	(0.7)	(0.1)	--	--	(3.2)	(4.0)

Noncontrolling interest	--	--	--	--	0.2	0.2

Unrealized gain on revaluation of warrants	--	--	--	--	(0.2)	(0.2)

Other, principally non cash stock compensation expense	--	--	0.1	0.1	5.2	5.4

Adjusted EBITDA	$ 72.8	$ 60.7	$ 28.1	$ 31.5	$ (20.6)	$ 172.5

FOR THE NINE MONTHS ENDED DECEMBER 31, 2009
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$54.2	$0.7	$10.6	($29.7)	($88.0)	($52.2)

Interest expense, net	--	--	--	--	44.8	44.8

Income tax provision	--	--	--	--	26.5	26.5

EBIT	54.2	0.7	10.6	(29.7)	(16.7)	19.1

Depreciation and amortization	21.3	15.7	7.9	17.5	5.0	67.4

Reorganization items, net	--	--	--	--	1.3	1.3

Restructuring and impairments, net	5.7	22.0	0.3	34.7	1.2	63.9

Currency remeasurement (gain) loss	(1.3)	(0.7)	1.0	(0.5)	(15.7)	(17.2)

Noncontrolling interest	--	--	--	--	0.3	0.3

Unrealized gain on revaluation of warrants	--	--	--	--	(0.5)	(0.5)

Other, principally non cash stock compensation expense	--	--	--	(0.1)	8.4	8.3

Adjusted EBITDA	$ 79.9	$ 37.7	$ 19.8	$ 21.9	$ (16.7)	$ 142.6

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPARATIVE FY11 Q3 NET SALES AND ADJUSTED EBITDA BY SEGMENT
(In millions)
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q3 FY 11
Net sales	$ 240.2	$ 282.7	$ 78.4	$ 199.0	$ --	$ 800.3
Adjusted EBITDA	29.9	29.2	11.4	15.2	(8.5)	77.2

Q3 FY 10
Net sales	$ 238.8	$ 248.5	$ 56.8	$ 202.4	$ --	$ 746.5
Adjusted EBITDA	34.5	26.7	7.8	8.3	(3.5)	73.8

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q3 YTD FY11
Net sales	$ 694.3	$ 669.5	$ 216.8	$ 532.4	$ --	$ 2,113.0
Adjusted EBITDA	72.8	60.7	28.1	31.5	(20.6)	172.5

Q3 YTD FY10
Net sales	$ 694.3	$ 577.4	$ 173.3	$ 526.1	$ --	$ 1,971.1
Adjusted EBITDA	79.9	37.7	19.8	21.9	(16.7)	142.6

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

FOR THE NINE MONTHS ENDED
	December 31, 2010	December 31, 2009

Net cash provided by operating activities	$ 64.7	$ 81.5

Net cash used in investing activities	(41.8)	(57.8)

Free Cash Flow	$ 22.9	$ 23.7

EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(in millions, except per share data)

	FOR THE THREE MONTHS ENDED
	December 31, 2010		December 31, 2009
	Dollars	Per Share	Dollars	Per Share

Net earnings	$ 31.2	$ 0.38	$ 9.8	$ 0.12

Decreases in tax valuation allowance	(3.7)	(0.05)	(1.0)	(0.01)

Reorganization items, net of tax	0.5	0.01	0.3	0.01

Restructuring and impairments, net of tax	2.5	0.03	10.7	0.13

Currency remeasurement gain, net of tax	(3.1)	(0.04)	(0.9)	(0.01)

Unrealized gain on revaluation of warrants	--	--	(0.7)	(0.01)

Non-GAAP Adjusted Net Income / EPS	$ 27.4	$ 0.33	$ 18.2	$ 0.23

	FOR THE NINE MONTHS ENDED
	December 31, 2010		December 31, 2009
	Dollars	Per Share	Dollars	Per Share

Net earnings (loss)	$ 40.1	$ 0.50	$ (52.2)	$ (0.69)

(Decrease) increases in tax valuation allowance	(5.7)	(0.07)	12.0	0.16

Reorganization items, net of tax	1.6	0.02	0.8	0.01

Restructuring and impairments, net of tax	12.0	0.14	60.6	0.81

Currency remeasurement gain, net of tax	(2.8)	(0.03)	(9.7)	(0.13)

Unrealized gain on revaluation of warrants	(0.2)	--	(0.5)	(0.01)

Non-GAAP Adjusted Net Income / EPS	$ 45.0	$ 0.56	$ 11.0	$ 0.15
CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Senior Director, Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director of Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com